WEB HOSTING SERVICE AGREEMENT

This Web Hosting Service Agreement (this “Agreement”), made and effective this 1st day of January, 2005, by and between First Source Data, Inc., a company incorporated under the laws of the State of Nevada (the “Company”), and Lenka Gazova, of 155 Dalhousie Street, Suite 1111, Toronto, Ontario, Canada M5B 2P7 (the “Service Provider”).

WHEREAS the Company is engaged in the business of providing online management, marketing, consulting, and related services;

AND WHEREAS the Service Provider is in the business of providing web hosting services;

AND WHEREAS the Company wishes to engage the Service Provider to provide web hosting services;

AND WHEREAS the parties to this Agreement agree that it would be in their mutual interests to formalize their contractual relationship;

NOW THEREFORE, THIS AGREEMENT WITNESSES that for and in consideration of the premises and mutual covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

CLAUSE 1

SERVICES AND COMPANY RESPONSIBILITIES

1.1.

The Service Provider shall provide to the Company the services set out in Schedule ‘A’ (the “Services”).

1.2.

The Service Provider agrees to provide the Services during the term of this Agreement in accordance with the reasonable requirements of the Company and its management.

1.3.

So far as it is not inconsistent with or in conflict with the terms of this Agreement or any other contract to which the Service Provider is a party, the Service Provider is free to engage in any other remunerative contract, calling or occupation, and the Company is free to retain any other person, company, or other entity to provide services similar to or the same as the Services of the Service Provider.

CLAUSE 2

FEES

Web Hosting Service Agreement

2.1.

For Services performed to the satisfaction of the Company, the Company shall pay the Service Provider as compensation the amounts set out in Schedule ‘A’ (“Compensation”) within thirty (30) days of the Effective Date of this Agreement (as defined in sub-clause 3.1 of this Agreement).

2.2.

The above-noted fees include all applicable taxes. The Service Provider shall be liable for all federal, provincial, state and income taxes payable in respect of all amounts payable under this Agreement. The Service Provider agrees that additional fees relating to taxes may be payable under this Agreement and it agrees to indemnify and save harmless the Company, and any of the Company’s officers, directors or servants from any demands or liability in respect of any taxes or levies in respect of the amounts payable under this Agreement.

2.3.

The Company shall have no liability to the Service Provider for any amounts other than as set out in this Agreement.

2.4

If the Service Provider and Company agree in writing to a new Schedule of Compensation to replace that set out in Schedule ‘A’, from the time of such agreement Compensation shall be calculated according to the new Schedule.

CLAUSE 3

TERM

3.1.

The term of this Agreement shall begin on the effective date set out on the first page above (the “Effective Date”) and will continue until terminated in accordance with sub-clause 3.2 below (the “Term”).

3.2.

This Agreement shall terminate at the earlier of 44 months following the Effective Date or the occurrence of one of the following events:

a) The Service Provider may terminate this Agreement by providing the Company with thirty (30) days’ written notice.

b) The Company may terminate this Agreement by providing the Service Provider with thirty (30) days’ written notice.

c) Either party may terminate this Agreement without advance notice if the other party ceases to function as a going concern; admits in writing its inability to pay its debts generally as they become due; becomes, or is declared, bankrupt or insolvent; makes, or is deemed to have made, an assignment for the benefit of creditors; seeks the protection of any legislation for the benefit of bankrupt or insolvent debtors; a liquidator, trustee in bankruptcy, custodian, receiver, or any other person with similar powers is appointed over all or part of its assets or applied for; a petition under a bankruptcy or insolvency statute is filed by or against it; or an application is made in respect of it under a company creditors arrangement statute; and the termination of this Agreement in such circumstances shall be effective immediately prior to the occurrence of any of the foregoing events.

Web Hosting Service Agreement

3.3.

Subject to sub-clauses 3.4 and 3.5 of this Agreement, upon the termination of this Agreement and the Service Provider’s relationship with the Company, neither party shall have any claim against the other party, its directors, officers, employees, subsidiaries, affiliates, and parent company, for damages or any other compensation or relief, arising out of or in respect of this Agreement and the Service Provider’s relationship with the Company, or the termination of this Agreement and the Service Provider’s relationship with the Company, except for payment of any amount owed to the Service Provider to the effective date of termination and pursuant to clause 2 of this Agreement. Each of the Service Provider and the Company expressly release the other party, its directors, officers, employees, subsidiaries, affiliates, and parent company from any and all actions, causes of action, claims, demands, of whatever nature arising out of or in any way connected with the termination of this Agreement and the Service Provider’s relationship with the Company, except claims to enforce the terms of this Agreement.

3.4.

Notwithstanding the foregoing, the provisions of clause 6 of this Agreement and all obligations of each party that have accrued before the effective date of termination of this Agreement that are of a continuing nature will survive termination or expiration of this Agreement.

3.5.

In the event that this Agreement is terminated in accordance with sub-clauses 3.2 a) or 3.2 b), the Service Provider shall, within thirty (30) days of such termination, pay to the Company its choice of one of the following:

a)

An option, exercisable immediately, for the Company to purchase, at a price of $0.003 per share, a pro-rated number of shares, equal to the total amount of shares represented by the Compensation multiplied by a factor equal to the number of months that the Agreement has been in effect divided by 44, with adjustments made as necessary in the event that any stock split or recapitalization of the Company’s common share capital occurs during the Term of the Agreement; or

b)

a cash amount equal to $70,820.00 in the lawful currency of the United States multiplied by a factor equal to the number of months that the Agreement has been in effect divided by 44; or

c)

a promissory note in favour of and to the satisfaction of the Company equal to the cash amount set out in sub-clause 3.5 b), with principal to be paid in equal monthly installments over a period of three (3) years following the date of termination or such other period of time as is agreed upon between the parties, and with an interest rate equal to the rate indicated by the Bank of America as its prime rate or such other interest rate as is agreed upon between the parties.

CLAUSE 4

RELATIONSHIP

Web Hosting Service Agreement

4.1.

It is understood and agreed that the relationship between the Company and the Service Provider is that of independent contractors only. Nothing in this Agreement shall be interpreted or deemed to constitute or create the relationship of partner, principal, agent, employee, employer, joint venturer, franchisee, legal representative or other legal relationship. No party shall have the authority to bind the other party or to assume or create any obligation or responsibility whatsoever on behalf of or in the name of the other party. The Service Provider will conduct its business as an independent contractor and will enter into all arrangements for the purchase of goods and services in connection with its business operations in its own name and not in the name of or on behalf of Company.

CLAUSE 5

NOTICE

5.1. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to be delivered: (a) on the day of delivery in person; (b) one day after deposit with an overnight courier, fully prepaid; (c) on the date sent by facsimile transmission; (d) on the date sent by e-mail, if confirmed by facsimile; or (e) six days after being sent by registered mail (return receipt requested).

5.2.

Any notice permitted or required under the Agreement must be in writing and be sent to the following address, or at such other reasonable address at which personal or electronic delivery may be effected at which a party has given notice:

a)

To the Service Provider

Lenka Gazova

155 Dalhousie Street, Suite 1111

Toronto, Ontario, Canada

M5B 2P7

b)

To the Company:

First Source Data, Inc.

75 Dalhousie Street, Suite 1102

Toronto, Ontario, Canada

M5B 2R9

5.3.

Either party may change any particulars of its address for service by notice to the other in the manner stated above.

CLAUSE 6

GENERAL

Web Hosting Service Agreement

6.1.

Service Provider to provide facilities. The Service Provider shall maintain and provide at its own expense entirely, such offices, facilities and equipment to adequately fulfill its duties in a manner satisfactory to the Company, acting reasonably.

6.2.

Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to all matters herein, and there are no other agreements in connection with this subject matter except as specifically set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings relating to the subject matter.

6.3.

Governing Law. This Agreement will in all respects be governed exclusively by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario and will be treated in all respects as an Ontario contract.

6.4.

Amendments. This Agreement may only be amended if such amendment is confirmed in writing by both parties.

6.5.

Subcontracting Services. Each party to this Agreement has the right to subcontract all or any part of its obligations under this Agreement without the consent of the other party, provided that each party will remain primarily responsible for the fulfillment of its obligations hereunder.

6.6.

Assignment. The Company has the right to assign, transfer or otherwise subcontract all or any part of its obligations under this Agreement without the consent of the Service Provider, provided that the Company will remain primarily responsible for the fulfillment of its obligations hereunder. The Service Provider cannot assign this Agreement without the prior written consent of the Company.

6.7.

Successors. This Agreement shall enure to the benefit of and be binding upon the parties to the Agreement and their respective successors and permitted assigns.

6.8.

Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document. All counterparts shall be construed together and shall constitute one and the same original document. Each party may deliver a counterpart signature page by facsimile transmission.

6.9.

Severability. If any portion of this Agreement is declared invalid or unenforceable, it shall be severed and the remaining portion of this Agreement shall nevertheless remain in full force and effect.

6.10.

Waivers. A waiver of any default, breach, or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver will be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. Any waiver by a party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that party’s right under this Agreement in respect

Web Hosting Service Agreement

of any continuing or subsequent default, breach or non-observance.

6.11.

Headings. The headings used in this Agreement are for the convenience of reference only and do not form part of or affect the interpretation of this Agreement.

6.12.

Time. Time is of the essence of this Agreement and of every provision hereof.

6.13.

Conflict. In the event that there is a conflict or inconsistency between the wording of any of this Agreement and the Schedules, the Schedules shall govern.

6.14.

Currency. All payments to be made by the Company under this Agreement shall be made in the lawful currency of the United States.

6.15.

Further Assurances. The parties hereto agree to do all such other things and to take all such other actions as may be necessary or desirable to give full effect to the terms of this Agreement.

6.16.

Number and Gender. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

*   *   *   *   *

IN WITNESS WHEREOF this Agreement is executed by the parties as follows:

First Source Data, Inc.

By:

/s/ Javed Mawji

Name:  Javed Mawji
Title:

Chief Executive Officer

Lenka Gazova

By:

/s/ Lenka Gazova

Name:   Lenka Gazova

Web Hosting Service Agreement

SCHEDULE ‘A’

Services and Compensation

Services

In consideration for the Fees, the Service Provider shall provide the following Services under this Agreement:

• Provision of web hosting facilities and up to 1 gigabyte transfer per month of bandwidth, including all hardware required to provide such bandwidth

• Port monitoring

• Manage and configure mail server and mail accounts

• Customer support for the above Services

Compensation

In consideration for the Services provided, the Company shall provide the following Compensation to the Service Provider:

• 360,000 common shares of the Company, subject to receipt from the Service Provider of $1,080.00 in the lawful currency of the United States (representing a per share price of US$0.003 per share), which consideration is agreed upon by the parties to be equal to the value of monthly payments of $1,600.00 in the lawful currency of the United States for the first 36 months of the Term plus monthly payments of $1,665.00 in the lawful currency of the United States for the remaining 8 months of the Term

Web Hosting Service Agreement